Exhibit 99.1

Diffusion Pharmaceuticals Appoints Life Sciences Veteran Dr. Robert Cobuzzi, Jr. to its Board of Directors

CHARLOTTESVILLE, Va. (January 10, 2020) – Diffusion Pharmaceuticals Inc. (Nasdaq: DFFN). (“Diffusion,” the “Company,” “we,” “our” or “us”), a cutting-edge biotechnology company developing new treatments for life-threatening medical conditions by improving the body’s ability to bring oxygen to the areas where it is needed most, announces the appointment of Robert Cobuzzi, Jr., Ph.D., 55, to the Company’s board of directors, effective immediately.

Dr. Cobuzzi is an accomplished life sciences professional with 25 years of cross-functional leadership experience in the pharmaceutical and biotechnology industries. His areas of expertise include corporate development, research & development, and operations. From 2005 until 2018 he was with Endo International Plc, a specialty branded and generic pharmaceutical manufacturer, holding positions of increasing responsibility including most recently President, Endo Ventures Limited in Dublin, Ireland from 2015 until 2018. Prior to Endo, he was with Adolor Corporation (now Cubist) from 2001 until 2005, where he was Director of Scientific Licensing from 2003 until 2005. He began his career in 1995 at AstraMerck as a Clinical Program Scientist, later becoming a Clinical Project Manager before joining Centocor, a subsidiary of Johnson & Johnson) as Manager, Worldwide Regulatory Affairs from 1999 to 2001.

Over the course of his career, Dr. Cobuzzi has led multidisciplinary teams in executing over $6B in acquisitions, licenses and collaboration transactions. He has authored multiple scientific publications and abstracts, has served on multiple industry panels and has taught and lectured at various universities and conferences.

Dr. Cobuzzi has significant board and strategic advisory experience, including his current positions of chairman of Sunstone Life Science Venture’s Business Development Board and advisor to the Mitochondrial Disease Frontier Program at the Children’s Hospital of Philadelphia. He was a member of the U.S. Department of Commerce’s Industry Trade Advisory Committee on Chemicals, Pharmaceuticals, Health/Science Products and Services, and previously served as a board member for two development-stage medical device companies.

“We are fortunate to add a professional of Bob’s stature to our board of directors, and welcome his experience and insight to Diffusion,” said David Kalergis, chairman and chief executive officer of Diffusion. “His contributions to our Company are expected to be both broad and deep, as we leverage his knowledge from drug development to business development and funding, both in the U.S. and abroad. We believe Bob will be invaluable in helping us to achieve our goals,” Mr. Kalergis concluded.

Commenting on his appointment, Dr. Cobuzzi said, "I’m honored and excited to have the opportunity to join the Diffusion Board. I look forward to working with the Board and leadership to help the Company achieve its medically-important goal of bringing treatments for oxygen deprivation to the market.”

Dr. Cobuzzi holds an A.B. in Biochemistry and Art History from Colby College and a Ph.D. in Molecular and Cellular Biochemistry from Loyola University Chicago. He was a post-doctoral fellow in the Department of Experimental Therapeutics at the Roswell Park Cancer Institute in Buffalo, N.Y.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is an innovative biotechnology company developing new treatments that improve the body’s ability to bring oxygen to the areas where it is needed most, offering new hope for the treatment of life-threatening medical conditions.

Diffusion’s lead drug TSC was originally developed in conjunction with the Office of Naval Research, which was seeking a way to treat hemorrhagic shock caused by massive blood loss on the battlefield.

Evolutions in research have led to Diffusion’s focus today: Fueling Life by taking on some of medicine’s most intractable and difficult-to-treat diseases, including stroke and GBM brain cancer. In each of these diseases, hypoxia – oxygen deprivation of essential tissue in the body – has proved to be a significant obstacle for medical providers and is the target for TSC’s novel mechanism.

In July 2019 the Company reported favorable safety data in a 19-patient dose-escalation run-in study to its Phase 3 INTACT program, using TSC to target inoperable GBM. Further findings from the dose-escalation run-in study, released in December 2019, also showed signals of enhanced survival and patient performance. Diffusion’s on-ambulance PHAST-TSC trial for acute stroke has begun patient enrollment. In addition, preclinical data supports the potential for TSC as a treatment for other conditions where hypoxia plays a major role, such as myocardial infarction, respiratory diseases such as COPD, peripheral artery disease, and neurodegenerative conditions such as Alzheimer’s and Parkinson’s disease.

Further, RES-529, the Company’s PI3K/AKT/mTOR pathway inhibitor that dissociates the mTORC1 and mTORC2 complexes, is in preclinical testing for GBM.

Diffusion is headquartered in Charlottesville, Virginia – a hub of advancement in the life science and biopharmaceutical industries – and is led by CEO David Kalergis, a 30-year industry veteran and company co-founder.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company's plans, objectives, expectations and intentions with respect to future operations and products, the potential of the company's technology and product candidates, and other statements that are not historical in nature, particularly those that utilize terminology such as "would," "will," "plans," "possibility," "potential," "future," "expects," "anticipates," "believes," "intends," "continue," "expects," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the Diffusion’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include: Diffusion’s ability to maintain its Nasdaq listing, market conditions, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; general business and economic conditions; the sufficiency of the company’s cash,the company's need for and ability to obtain additional financing or partnering arrangements; and the various risk factors (many of which are beyond Diffusion’s control) as described under the heading “Risk Factors” in Diffusion’s filings with the United States Securities and Exchange Commission. All forward-looking statements in this news release speak only as of the date of this news release and are based on management's current beliefs and expectations. Diffusion undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contacts:

David Kalergis, CEO

Diffusion Pharmaceuticals Inc.

(434) 220-0718

dkalergis@diffusionpharma.com

LHA Investor Relations

Kim Sutton Golodetz

(212) 838-3777

kgolodetz@lhai.com

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